Exhibit 99.1

Paysign, Inc. Reports Record Third Quarter 2019 Revenues and Net Income

Third Quarter 2019 Net income increased by 269.6% to $0.06 per basic share, Revenues by
40.3% and Adjusted EBITDA by 123.6% when compared to the same period in 2018.

November 05, 2019 01:01 PM Pacific Standard Time

HENDERSON, Nev.--(BUSINESS WIRE)-- Paysign, Inc. (NASDAQ: PAYS), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, today reported financial results for the third quarter ended September 30, 2019.

Financial Highlights

•	Revenues for the quarter ended September 30, 2019 were $9,008,117, an increase of $2,586,721 or 40.3% percent compared to $6,421,396 for the same period last year. Revenues for the nine months ended September 30, 2019 were $24,901,678, an increase of 50.4% compared to $16,558,438 for the same period last year. The increase in revenues is attributable to continued growth within our existing programs and the addition of new card programs in both existing and new industry verticals.

•	Third quarter 2019 gross profit increased 76.3% to $5.4 million or 59.6% of revenues, compared to $3.0 million or 47.4% of revenues for the same period last year. 2019 nine month gross profit increased 79.3% to $14.2 million, or 56.9% of revenues, from $7.9 million or 47.8% of revenues in the same period in 2018. The increase was primarily driven by a favorable mix towards higher margin card programs.

•	Total operating expenses in the third quarter were $3.1 million compared to $3.4 million in the prior quarter, and to $2.3 million in the third quarter of 2018. Total operating expenses in the first nine months of 2019 were $9.5 million compared to $6.0 million in the same period last year. The increase is primarily attributable to increases in leadership and staffing, investments in infrastructure, and increased stock-based compensation.

•	Net Income for the quarter ended September 30, 2019 was $2,960,078, or $0.06 per basic share, an increase of 269.6% compared to $800,862 or $0.02 per basic share in the same period the prior year. 2019 nine month net income was $5,570,540, or $0.12 per basic share, an increase of 186.3% compared to $1,945,425 or $0.04 per basic share in the same period the prior year. For the quarter fully diluted earnings per share was $0.05 versus $0.02 for the previous year. For the nine-month period fully diluted earnings per share was $0.10 versus $0.04 for the prior year.

•	Non-GAAP Adjusted EBITDA was $3,252,332, or $0.07 per basic share in the quarter ended September 30, 2019, an increase of 123.6% compared to $1,454,224, or $0.03 per basic share in the same period the prior year. Nine month non-GAAP Adjusted EBITDA for 2019 was $7,563,486, or $0.16 per basic share, an increase of 123.1% compared to $3,390,833, or $0.07 per basic share in the same period in the prior year.

•	Our revenue conversion rate of gross dollar volume loaded on cards for the quarter was 4.29% or 429 bps compared to 3.72% or 372 bps the same period the prior year.

1

Corporate Update

In the third quarter of 2019, the Company successfully on-boarded all scheduled plasma programs, increasing the Company’s footprint in the industry by 13%. In the third quarter, $210 million was loaded to cards. As a comparison, $88 million was loaded to cards in October 2019. The Company recently launched Paysign Premier, its demand deposit account accessible with the Paysign Premier Card.

Management Commentary

“We are very pleased with our quarterly and year to date financial results, as we posted both record revenue and net profit, said Mark Newcomer, Chief Executive Officer, Paysign. We remain very optimistic as we continue to increase market share, gain traction in our existing verticals, expand our industry reach and market to consumers both directly and through channel partners.”

“We continued to deliver strong results in the third quarter, commented Dan Henry, Chairman, Paysign. As we enter new markets, we are confident in our ability to leverage the combined experience of our management team to execute on its strategic initiatives. Looking ahead, we remain focused on execution, profitability and maximizing shareholder value.”

“In the third quarter we experienced an expansion in both gross and net margins, as we improved our operating leverage and experienced a beneficial industry mix,” stated Mark Attinger, Chief Financial Officer, Paysign.

Guidance

The Company is issuing no change to its previous full year revenue and Adjusted EBITDA guidance of $35 to $37 million and $10 to $12 million, respectively.

Conference Call

A conference call and live webcast is scheduled for 4:30 PM ET click here, and will be available for at least 90 days at click here.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer, and government applications. Its payment solutions are utilized by corporate customers as a means to increase customer loyalty, increase patient adherence rates, reduce administration costs, and streamline operations. For consumers, the Company offers Paysign Premier. Public sector organizations can utilize Paysign’s payment solutions to disburse public benefits or for internal payments. Through the Paysign platform, it provides a variety of services, including transaction processing, cardholder enrollment, value loading, cardholder account management, reporting, and customer service. Paysign has developed prepaid card programs for corporate incentive and rewards, including, but not limited to, consumer rebates and rewards, donor compensation, demand deposit accounts accessible with a debit card, healthcare reimbursement payments, and pharmaceutical payment assistance. Paysign® is a registered trademark of Paysign, Inc. in the United States and other countries. For more information visit us at paysign.com, or follow us on Facebook, Twitter, and LinkedIn.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. All statements, other than statements of fact, included in this release, are forward-looking statements. Such forward-looking statements include, among others, the company’s expected total revenue and Adjusted EBITDA for fiscal 2019; the company’s belief that it continues to experience gross margin expansion and improved operating leverage during 2019; and, the company’s optimism with respect to its future and its commitment to the growth of both new and existing product lines. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the risks detailed from time to time in the company’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

2

PAYSIGN, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THREE AND NINE MONTHS ENDED September 30, 2019 AND 2018

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues	$9,008,117	$6,421,396	$24,901,678	$16,558,438

Cost of revenues	3,641,595	3,376,753	10,721,769	8,650,839

Gross profit	5,366,522	3,044,643	14,179,909	7,907,599

Operating expense
Depreciation and amortization	318,508	284,124	1,047,779	780,203
Selling, general and administrative	2,765,961	1,996,957	8,483,882	5,244,278

Total operating expenses	3,084,469	2,281,081	9,531,661	6,024,481

Income from operations	2,282,053	763,562	4,648,248	1,883,118

Other income (expense)
Other (expense)	–	–	–	(31,125)
Interest income	113,667	36,683	364,652	90,298
Total other income, net	113,667	36,683	364,652	59,173

Income before income tax benefit and noncontrolling interest	2,395,720	800,245	5,012,900	1,942,291
Income tax benefit	(563,854)	–	(556,068)	–

Net income before income noncontrolling interest	2,959,574	800,245	5,568,968	1,942,291

Net loss attributable to noncontrolling interest	504	617	1,572	3,134

Net income attributable to Paysign, Inc.	$2,960,078	$800,862	$5,570,540	$1,945,425

Net income per common share - basic	$0.06	$0.02	$0.12	$0.04
Net income per common share - fully diluted	$0.05	$0.02	$0.10	$0.04

Weighted average common shares outstanding - basic	47,371,083	45,460,902	47,215,625	45,373,595
Weighted average common shares outstanding - fully diluted	54,291,368	52,215,970	54,588,470	51,985,074

3

PAYSIGN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2019 and DECEMBER 31, 2018

	September 30,	December 31,
	2019	2018
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash	$7,988,803	$5,615,073
Restricted cash	33,230,890	26,050,668
Accounts receivable	969,447	337,303
Prepaid expenses and other current assets	1,967,858	1,175,241
Total current assets	44,156,998	33,178,285

Fixed assets, net	1,004,425	883,490

Intangible assets, net	2,444,195	2,115,933

Total assets	$47,605,618	$36,177,708

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,463,686	$1,327,497
Customer card funding	29,565,027	25,960,974
Total current liabilities	31,028,713	27,288,471

Total liabilities	31,028,713	27,288,471

Equity
Preferred stock: $0.001 par value; 25,000,000 shares authorized; none issued and outstanding	–	–
Common stock: $0.001 par value; 150,000,000 shares authorized, 48,095,192 and 46,440,765 issued at September 30, 2019 and December 31, 2018, respectively	48,095	46,441
Additional paid-in-capital	10,737,190	8,620,144
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Retained earnings	6,150,122	579,582
Total Paysign, Inc.'s stockholders' equity	16,785,407	9,096,167
Noncontrolling interest	(208,502)	(206,930)
Total equity	16,576,905	8,889,237

Total liabilities and equity	$47,605,618	$36,177,708

4

Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use a non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the company may not be comparable to similarly titled measures used by other companies. The company defines Adjusted EBITDA as net income less the following cash and non-cash items: interest, taxes, stock-based compensation, amortization, and depreciation.

The company believes this non-GAAP measure helps investors better evaluate its past financial performance and potential future results. Additionally, such measure helps compare the company’s performance on a consistent basis across time periods. Adjusted EBITDA reflects the adjustment to EBITDA to exclude stock-based compensation charges. Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performance.

PAYSIGN, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income attributable to Paysign, Inc.	$2,960,078	$800,862	$5,570,540	$1,945,425
Income tax benefit	(563,854)	–	(556,068)	–
Interest	(113,667)	(36,683)	(364,652)	(90,298)
Depreciation and amortization	318,508	284,124	1,047,779	780,203
EBITDA	2,601,065	1,048,303	5,697,599	2,635,330
Stock-based compensation	651,267	405,921	1,865,887	755,503
Adjusted EBITDA	$3,252,332	$1,454,224	$7,563,486	$3,390,833

Non-GAAP EPS - basic	$0.07	$0.03	$0.16	$0.07
Non-GAAP EPS - fully diluted	$0.06	$0.03	$0.14	$0.07

Contacts

Paysign, Inc.
Jim McCroy, 702-749-7269
Investor Relations
ir@paysign.com
www.paysign.com

5